Exhibit 99.1

Ares Commercial Real Estate Corporation Appoints Kirk Sykes
to Board of Directors

NEW YORK -- October 18, 2017 -- Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has appointed Kirk A. Sykes to its board as an independent Class II director, effective immediately. Mr. Sykes’ appointment expands the board to eight directors, five of whom are independent.

Mr. Sykes currently serves as Senior Vice President of New Boston Fund, Inc., an independent, privately-owned real estate investment management firm. Previously, he was the President of the Urban Strategy America Fund, L.P., a New Boston real estate investment fund, from 2005 until 2016. Since 1993, Mr. Sykes has also served as President of Primary Corporation, a real estate company that owns commercial real estate and he has served as the manager of Accordia Partners, LLC, a real estate development company, since 2014. Mr. Sykes currently serves as a member of the Federal Reserve Bank of Boston CEO Roundtable and External Diversity Advisory Board, the Eastern Bank Corporation Board of Trustees, the Real Estate Executive Council Board (Chairman) and the Urban Land Institute New England Advisory Council, among others. In addition to other bank advisory roles, he previously served on the Board of Directors of the Federal Reserve Bank of Boston from 2008 to 2014, including as its Chairman from 2012 to 2014. Mr. Sykes holds a Bachelor of Architecture degree from Cornell University.

“Kirk Sykes is an accomplished real estate investor and executive with over twenty-five years of principal investing experience and has been a valued board member to a variety of local and national organizations, including the Federal Reserve Bank of Boston,” commented Robert L. Rosen, Chairman of the Board and Interim Co-Chief Executive Officer of ACRE. “We are confident his extensive real estate, financial and economic knowledge and experience will bring great value to our Board of Directors and that Ares Commercial Real Estate Corporation will benefit from his insights, judgment and counsel.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in originating and investing in commercial real estate loans and related investments. Through its national direct origination platform, the Company provides a broad offering of flexible and reliable financing solutions for commercial real estate owners and operators. The Company originates senior mortgage loans, as well as subordinate financings, mezzanine debt and preferred equity, with an emphasis on providing value added financing on a variety of properties located in liquid markets across the United States. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by a subsidiary of Ares Management, L.P. For more information, please visit www.arescre.com. The contents of such website are not, and should not be deemed to be, incorporated by reference herein.

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Investor Relations:
Ares Commercial Real Estate Corporation
Carl Drake or Veronica Mendiola
888-818-5298
iracre@aresmgmt.com